July 23, 2010

Board of Directors
Majic Wheels Corp.
28 Rembrandt St.
Tel Aviv, Israel

Re: ***Majic Wheels Corp. (the "Company")***

Dear Sirs:

Please be advised that I hereby resign as Interim Chief Executive Officer, Chief Financial Officer, and Director of Majic Wheels Corp., effective the close of business on July 23, 2010.

My resignation does not in any way imply or infer that there is any dispute or disagreement relating to the Company's operations, policies or practices.

Sincerely,

/s/ Asher Webner
Asher Zwebner